EXHIBIT 99.3

JOINT FILING AGREEMENT

THIS JOINT FILING AGREEMENT is entered into as of August 14, 2026, by and among the parties hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the Ordinary Shares of MDxHealth SA and any amendment thereafter signed by each of the undersigned shall be (unless otherwise determined by the undersigned) filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: August 14, 2026

BLEICHROEDER LP

By: /s/ Andrew Gundlach

Name: Andrew Gundlach

Title: Chairman and CEO

BLEICHROEDER HOLDINGS LLC

By: /s/ Andrew Gundlach

Name: Andrew Gundlach

Title: Chairman and CEO

/s/ Andrew Gundlach

Andrew Gundlach